Filed Pursuant To Rule 433

Registration No. 333-275079

November 27, 2023

GBTC1 Grayscale Bitcoin Trust Returns (as of 09/29/23)2 GBTC 1 Month 2.57% 3 Months 0.00% YTD 131.48% 12 Months 68.19% Since Public Quotation (5/4/15) 4,057.82% 2 Past performance is not indicative of future results Investment Objective & Approach GBTC’s investment objective is for the value of its Shares (based on BTC per Share) to reflect the value of Bitcoin held by the Trust, less fees and expenses.3 To date, GBTC has not met its investment objective and the Shares quoted on OTCQX have not reflected the value of Bitcoin held by GBTC, less GBTC’s expenses and other liabilities, but have instead traded at a premium or discount to such value, which at times has been substantial. About Grayscale Investments Grayscale enables investors to access the digital economy through a family of regulated, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale’s private placements, public quotations, and ETFs for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC) or Foreside Fund Services, LLC. www.grayscale.com info@grayscale.com or (212) 668-1427 Why Invest in Bitcoin through Grayscale Bitcoin Trust? Titled, auditable ownership through an investment vehicle Shares are securities titled in the investor’s name, providing a familiar structure for financial and tax advisors and easy transferability to beneficiaries under estate laws. Eligible for tax-advantaged accounts Shares are eligible to be held in certain IRA, Roth IRA, and other brokerage and investor accounts. Publicly quoted Eligible Shares are quoted on OTCQX under the Symbol GBTC, making it possible to buy or sell Shares continuously through the trading day at prices established by the market. SEC Reporting The Trust is a U.S. Securities and Exchange Commission (SEC) reporting company with its shares registered under Section 12(g) of the Securities Exchange Act of 1934. The Trust files quarterly and annual reports as well as audited financial statements with the SEC. Robust security and storage The Trust’s BTC are stored in offline or “cold” storage with Coinbase Custody Trust Company, a fiduciary under §100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d) (6) under the Investment Advisers Act of 1940. Supported by a network of trusted, best-in-class service providers Davis Polk & Wardwell LLP serves as legal counsel to the Sponsor of Grayscale Bitcoin Trust. Financial statements for Grayscale Bitcoin Trust are audited annually by Marcum LLP. October 2023

Grayscale® Bitcoin Trust October 2023 Investment Terms As of September 29, 2023 Investment Objective
Shares reflect the value of the BTC held by the Product, less expenses and other liabilities4 Benchmark Index CoinDesk Bitcoin Price Index (XBX) CUSIP 389637109 Public Quotation 05/04/2015 Assets Under Management $16.76 billion Sponsor’s Fee 2% Annually Performance Fee 0% Extraordinary Expenses The Product may from time to time incur certain extraordinary expenses, which are payable by the Trust BTC Holdings per Share ($) Calculated and published on business days at 4:00pm ET time Redemptions Redemptions of shares are not currently authorized Per-Share BTC Holdings Each share represents 0.00089936 BTC5 Bloomberg Ticker GBTC US OTCQX Symbol GBTC Service Providers Sponsor Grayscale Investments, LLC Index Provider CoinDesk Indices, Inc. Auditor Marcum LLP Legal Counsel to Sponsor Davis Polk & Wardwell LLP Custodian Coinbase Custody Trust Company, LLC Delaware Statutory Trustee Delaware Trust Company Transfer Agent Continental Stock Transfer & Trust Company Distribution and Marketing Agent Grayscale Securities, LLC. Authorized Participant Grayscale Securities, LLC. OTCQX Advisor Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC, 290 Harbor Drive, Stamford, CT 06902. 1. Grayscale Products issue shares on a continuous basis or periodic basis. This Product’s private placement is currently closed. Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. The information herein is only provided with respect to shares quoted on OTC Markets, and prospective investors are not to construe the contents of this document as a recommendation to purchase shares directly from the Product. 2. Past performance is not indicative of future returns. Performance reflects the closing price of the Product’s shares at 4pm, New York time, on OTC Markets. 3. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. 4. Each Product uses the applicable digital asset(s)’s CoinDesk Bitcoin Price Index (XBX) to calculate its Digital Asset Holdings, which is the aggregate U.S. Dollar value of the applicable digital asset(s) in the Product, calculated using the Index Price, less the U.S. Dollar value of its liabilities and expenses. Digital Asset Holdings is calculated using non-GAAP methodology. Digital Asset Holdings per Share is calculated by dividing Digital Asset Holdings by the number of shares currently outstanding. 5. The Product will not generate any income and regularly sells/distributes digital assets to pay for its ongoing expenses. Therefore, the amount of digital assets represented by each share will gradually decline over time. Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product registered with the SEC and/or listed on the OTC Markets, such Product’s annual report or information statement, which may be obtained by visiting the SEC’s website for Products that are SEC reporting companies or the OTC Markets website for Products that report under the Alternative Reporting Standards of OTC Markets Group. Reports on OTC Markets are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. The shares of each Product are not registered under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (except for the Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC).

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.